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                                                                     (d)(5)(ii)

                        Loomis, Sayles & Company, L.P.
                             One Financial Center
                               Boston, MA 02111

December 1, 2007

Loomis Sayles Funds I
Loomis Sayles Bond Fund
399 Boylston Street
Boston, MA 02116
Attn: Michael C. Kardok, Treasurer

Re: Loomis Sayles Bond Fund Advisory Agreement Addendum

Dear Mr. Kardok:

The Advisory Agreement dated September 12, 2003 between Loomis Sayles Funds I (the "Trust"), with respect to its Loomis Sayles Bond Fund (the "Series"), and Loomis, Sayles & Company, L.P. (the "Adviser") is hereby revised, effective December 1, 2007, to delete Section 7 and to replace it with the following:

   7. As full compensation for all services rendered, facilities furnished and expenses borne by the Adviser hereunder, the Trust shall pay the Adviser compensation at the annual percentage rate of 0.60% of the first $3 billion of the average daily net assets of the Series, 0.50% of the next $12 billion of such assets and 0.49% over $15 billion of such assets, respectively, or such lesser rate as the Adviser may agree to from time to time. Such compensation shall be payable monthly in arrears or at such other intervals, not less frequently than quarterly, as the Board of Trustees of the Trust may from time to time determine and specify in writing to the Adviser. The Adviser hereby acknowledges that the Trust's obligation to pay such compensation is binding only on the assets and property belonging to the Series.

To indicate your approval and acceptance of the terms of this letter, please sign below where indicated.

Loomis, Sayles & Company, L.P.
By: Loomis, Sayles & Company, Inc., its general partner

By:    /s/ Kevin Charleston
       -------------------------
Name:  Kevin Charleston
Title: Director

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ACCEPTED AND AGREED TO:
Loomis Sayles Funds I, on behalf of
Loomis Sayles Bond Fund

By:    /s/ Michael C. Kardok
       -------------------------
       Michael C. Kardok
Title: Treasurer

Date:  December 1, 2007

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